Exhibit (n)(2)

FS SERIES TRUST

AMENDED AND RESTATED MULTIPLE CLASS PLAN

November 29, 2018

This Amended and Restated Multiple Class Plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by FS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A hereto, as amended from time to time (the “Funds”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company and is registered under the 1940 Act;

WHEREAS, the Trust issues shares of beneficial interest in separate series, including the Funds, with shares of each series representing interests in a separate portfolio of securities and other assets that may be divided into one or more separate classes;

WHEREAS, the Trust desires to adopt this Plan on behalf of the Funds in order that the Funds may issue multiple classes of shares (each, a “Class” and collectively, the “Classes”); and

WHEREAS, the Board of Trustees of the Trust (the “Board,” and each member thereof, a “Trustee”), including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined by the 1940 Act (the “Independent Trustees”), in considering whether the Trust, on behalf of the Funds, should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of the Plan and make a determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Funds;

NOW THEREFORE, the Trust, on behalf of the Funds, adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.           The effective date of this Plan (the “Effective Date”) is the date upon which the Funds have an effective registration statement under the Securities Act of 1933, as amended, with respect to more than one Class.

2.            The Funds may issue shares in one or more Classes, as provided on Schedule A hereto, as amended from time to time. Shares so issued will have the rights and preferences set forth in the Trust’s Agreement and Declaration of Trust and Bylaws, each as amended from time to time, any applicable resolutions adopted by the Board from time to time, and the Funds’ then-current registration statement relating to the Classes.

3.            Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

a.	each Class will have a different arrangement for shareholder services or the distribution of securities or both, and will pay all of the expenses of that arrangement;

b.	each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

c.	each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

d.	each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

e.	except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class.

4.           Nothing in this Plan will be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or Bylaws, each as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Trust.

5.           This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

6.           This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board and a majority of the Independent Trustees.

7.           This Plan will be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

8.            If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan will not be affected thereby.

* * * * *

IN WITNESS WHEREOF, this Multiple Class Plan Approved by the Board of Trustees on November 20, 2018, to become effective on the Effective Date.

FS SERIES TRUST

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President

SCHEDULE A

Share Classes

FS Multi-Strategy Alternatives Fund

•	Class A
•	Class I

FS Managed Futures Fund

•	Class A
•	Class I

FS Global Macro Fund

•	Class A
•	Class I

FS Real Asset Fund

•	Class A
•	Class I

FS Long/Short Equity Fund

•	Class A
•	Class I

FS Market Neutral Fund

•	Class A
•	Class I

FS Event Driven Fund

•	Class A
•	Class I